MEMO                                                            PLEASE CIRCULATE

DATE:             January 31, 2002

TO:               All Staff

FROM:             Cameron D.  McKeel, President and CEO

RE:               Tender Offer for HCB Bancshares, Inc.'s Common Stock
--------------------------------------------------------------------------------

     At HCB Bancshares Inc.'s Board of Directors meeting on Thursday, January 24, 2002, the Board approved the purchase of 377,866 Shares of our common stock, $0.01 par vale per share (the "Shares") by means of what is termed a "modified dutch auction tender." It is more fully described in the attached news release. We have made every effort to communicate this action to members of the community as quickly as possible. Below you will find the answers to some questions that are likely to arise from our public announcement. We will provide further information if additional questions come up.

Question:      Why is HCB Bancshares' offering to repurchase its stock?

Answer: HCB Bancshares' current capital base exceeds all applicable regulatory standards and the amount of capital needed to support our banking business. After evaluating a variety of alternatives to utilize more effectively our capital base and to attempt to maximize stockholder value, HCB Bancshares' management and its Board of Directors believe that the purchase of its stock pursuant to the tender Offer is a positive action that is intended to improve returns to our stockholders. Our financial projections indicate that the purchase of Shares will increase earnings per Share and return on stockholders' equity.

Question:      How should I respond to questions?

Answer:        NO MEMBER OF  HEARTLAND  COMMUNITY  BANK'S  STAFF IS  ALLOWED  OR
               -----------------------------------------------------------------
               AUTHORIZED TO ANSWER ANY  QUESTIONS OR GIVE ANY ADVICE  REGARDING
               -----------------------------------------------------------------
               THE TENDER OFFER. HCB Bancshares has hired a special  Information
               ----------------
               Agent to handle all questions. The Information Agent is Keefe, Bruyette & Woods and their toll-free telephone number is (877) 298-6520. Because HCB Bancshares is the purchaser of the Shares, and because securities laws are involved, it is highly important that all questions be referred to the Information Agent. We are aware that many stockholders are customers of the Bank and have ties or relationships with staff members. You should handle these situations as diplomatically as possible, but in any event, all questions must be referred either to the Information Agent or the holder's broker or Investment Advisor.

Question:      What do I say if a stockholder  asks,  "Should I sell (tender) my stock?"

Answer:        Members of the HEARTLAND  Community  Bank staff must NOT give any
                                                                    ---
               investment advice to stockholders. The stockholder must make his or her own investment decision. You should not express an opinion as to whether you think the tender offer is a "good deal" or a "bad deal." While the stockholder may call Keefe, Bruyette &
               Woods, Inc., the Information

               Agent and Dealer Manager, they will not receive investment advice from them. They should be directed to contact their broker or investment advisor.

Question:      What do I do if someone  brings a Letter of  Transmittal to me or my office?

Answer: Because tenders must be received by the Depositary, Registrar and Transfer Company, within a limited amount of time, we cannot take the responsibility for having any stockholder's tender delivered. Stockholders must send tenders directly to Registrar and Transfer Company at the address provided in the tender offer documents. The stockholders will be provided with a pre-addressed envelope to send all tender offer documents to Registrar and Transfer Company.

Question:      May  employees of HEARTLAND  Community  Bank tender Shares in the
               Offer?

Answer: Yes. Employees who own Shares of HCB Bancshares Common Stock are eligible to tender their Shares. You will receive a complete copy of the same documents that are being provided to other stockholders.

Question:      Where can  stockholders  obtain extra packets of material related to the tender offer?

Answer: Stockholders must contact Keefe, Bruyette & Woods, Inc., the Information Agent and Dealer Manager toll free at (877) 298-6520. No packets will be available at HEARTLAND Community Bank.

                                     [LOGO]
                              HCB BANCSHARES, INC.
                              QUESTIONS AND ANSWERS
                               ABOUT THE OFFER OF
                              HCB BANCSHARES, INC.
                    TO PURCHASE FOR CASH UP TO 377,866 SHARES
                     OF COMMON STOCK AT A PURCHASE PRICE OF
                           $12.75 TO $14.75 PER SHARE
                                January 31, 2002

                    QUESTIONS AND ANSWERS ABOUT THE OFFER OF
                              HCB BANCSHARES, INC.
                              TO PURCHASE ITS STOCK

     The following information is designed to answer frequently asked questions about the Offer by HCB Bancshares, Inc. to purchase Shares of its common stock. Stockholders are referred to the Offer to Purchase and Letter of Transmittal (together with the Offer to Purchase, the "Offer") for a detailed description of the terms and conditions of the Offer.

Q.   What Is This Offer To Purchase?

A. HCB Bancshares, Inc. is inviting its stockholders to tender Shares of its Common Stock, $0.01 par value per share (the "Shares"), at prices not in excess of $14.75 nor less than $12.75 per Share in cash, as specified by stockholders tendering their Shares, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated January 31, 2002, and in the enclosed Letter of Transmittal, which together constitute the "Offer." HCB Bancshares will determine the single per Share price, not in excess of $14.75 nor less than $12.75 per Share, net to the seller in cash, that it will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. HCB Bancshares will select the lowest purchase price that will allow it to buy 377,866 Shares, or the lesser number of Shares that are tendered at prices not in excess of $14.75 nor less than $12.75 per Share. This type of issuer tender offer is commonly referred to as a "modified dutch auction."

Q.   What Is A "Modified Dutch Auction?"

A. A modified dutch auction is a process whereby a company makes a direct tender offer to its own stockholders to purchase a specified number of Shares of its stock within a specified price range per Share, and pays the highest price at which it accepts Shares to all stockholders whose Shares are accepted. In this case, HCB Bancshares is making a direct Offer to all of its stockholders to purchase in the aggregate 377,866 Shares of its Common Stock at a price not in excess of $14.75 nor less than $12.75 per Share. This process allows each stockholder to elect whether to sell stock, and the price the stockholder is willing to sell at within the given price range. After receiving tenders of Shares, at the termination of the Offer, HCB Bancshares will choose the lowest price within the specified range that will permit it to purchase the amount of securities sought and this price will become the purchase price.

Q.   What Will The Final Purchase Price Be?

A. All Shares acquired in the Offer will be acquired at the purchase price. HCB Bancshares will select the lowest purchase price that will allow it to buy up to 377,866 Shares. All stockholders tendering at or below the purchase price will receive the price per Share. For example, if 200,000 Shares are tendered at $13.00 per Share, 190,000 Shares are tendered at $13.25 per Share and 100,000 are tendered at $14.00 per Share, 377,866 Shares will be purchased at $13.25 per Share from the persons who tendered at $13.00 and $13.25, and the 100,000 Shares tendered at $14.00 per Share will be returned and not purchased.

Q: What is the Market Price for HCB Bancshares Common Stock in Relation to the Purchase Price in this Offer?

A: The purchase price in this Offer will be between $12.75 per share and $14.75 per share. On January 25, 2002, the closing price for the Shares on the Nasdaq Small-Cap Market was $14.00 per share. We encourage you to obtain current market quotations for HCB Bancshares common stock. At December 31, 2001, the book value per Share of HCB Bancshares common stock was $17.14.

Q. What Will Happen If More Than 377,866 Shares Are Tendered At Or Below The Purchase Price?

A. In the event more than 377,866 Shares are tendered at or below the purchase price, Shares tendered at or below the purchase price will be acquired by HCB Bancshares (i) first from any stockholder who owned beneficially, as of the close of business on January 25, 2002 and continues to own beneficially as of the termination of the Offer, an aggregate of fewer than 100 Shares and who validly tenders all of the Shares, and (ii) then from all other tendering stockholder subject to proration.

Q.   At What Price May I Tender My Shares?

A. Stockholders may elect to tender their Shares in increments of a quarter of a dollar ($.25) starting at $12.75 per Share up to and including $14.75 per Share. The election as to the number of Shares and the price a stockholder is willing to tender are to be indicated on the Letter of Transmittal.

Q.   How Do I Tender My Shares?

A. If you hold your Shares in certificate form, you must return a properly completed Letter of Transmittal (the blue form) and any other documents required by the Letter of Transmittal, together with the certificates for the Shares being tendered, to the Depositary, Registrar and Transfer Company, which must be received by them by 5:00 p.m. New York City time on March 1, 2002.

Q.   How Do I Tender My Shares If My Shares Are Held By My Broker?

A. If your Shares are registered in street name with a broker, dealer, commercial bank, trust company or other nominee, you will need to contact your broker, bank or other nominee and instruct the nominee to make the tender of your Shares for you. You cannot tender your Shares using the Letter of Transmittal even though you may have received one for your information.

     If you are a broker and are tendering Shares in book-entry form for your customers, you must comply with the book-entry delivery procedure described in Section 3 of the Offer to Purchase.

Q. What Do I Do If I Have Lost My Certificates, Or If They Have Been Mutilated, Destroyed Or Stolen, But I Still Want To Tender Them?

A. Indicate that the certificates have been lost on the face of the Letter of Transmittal, which should then be delivered to the Depositary after being otherwise properly completed and duly executed. In addition, complete the box captioned "Affidavit For Lost Stock Certificate(s)" on the Letter of Transmittal. The Depositary will forward additional documentation necessary to be completed in order to effectively replace such lost or destroyed certificates.

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

Q.   Do I Have To Sell My Stock To HCB Bancshares?

A.   No. A stockholder is not required to tender any stock.

Q.   What Happens If I Do Not Tender My Stock To HCB Bancshares To Purchase?

A. Nothing will happen if you do not tender any or all of your Shares. Your Shares will remain outstanding without a change in the terms or ownership rights. You will continue to own the same number of Shares without any adjustment, and you will continue to receive the same dividend and voting rights. However, since HCB Bancshares will purchase up to 377,866 of its outstanding Shares, the percentage of the outstanding stock which you own will increase because the number of outstanding Shares will be reduced.

Q.   What If The Terms Of The Offer Change?

A. In the event the Expiration Date is extended or if the terms of the Offer are materially changed, HCB Bancshares will generally give notice of the change and for a period of at least 5 business days, and under certain circumstances at least 10 business days, from the notice stockholders will be able to change or withdraw their tender.

Q.   Can I Tender Part Of My Stock At Different Prices?

A. Yes, you can elect to tender part of your stock at one price and an additional amount at a second price. For example, if you owned 1,500 Shares, you could tender 500 Shares at $13.00, 500 Shares at $13.50 and keep the remaining 500 Shares. However, you cannot tender the same stock at different prices. In the prior example, the stockholder owning 1,500 Shares cannot tender 1,500 at $13.00 and 1,500 at $13.50. If you tender some Shares at one price and other Shares at a different price, you must use a separate Letter of Transmittal for each price.

Q.   Is There Any Brokerage Commission?

A. No. HCB Bancshares will purchase stock directly from each stockholder at the purchase price without the use of a broker.

Q.   Can I Change Or Cancel My Tender?

A. You may increase or decrease the number of Shares indicated in the Letter of Transmittal or withdraw it entirely up until 5:00 p.m. on March 1, 2002. Generally after March 1, 2002, you cannot withdraw your tender. If you desire to change or withdraw your tender, you are responsible to make certain that a valid withdrawal is received by the March 1, 2002 deadline. Except as discussed in the Offer to Purchase, tenders are irrevocable after the March 1, 2002 deadline.

Q.   Can You Summarize The Process By Which Shares Are Validly Tendered?

A. Generally, for certificated Shares you must complete the Letter of Transmittal (the blue form) as follows:

     o List the certificates and the number of Shares that you are tendering in the box captioned "Description of Shares Tendered".

     o Check the box specifying the price at which you are tendering in the box captioned "Price (in Dollars) Per Share at Which Shares are Being Tendered".

     o If you want to give us special payment instructions, complete the box captioned "Special Payment Instructions".

     o If you want to give us special delivery instructions, complete the box captioned "Special Delivery Instructions".

     o If you are an odd lot holder who is tendering all your Shares, complete the box captioned "Odd Lots".

     o If you want to make a conditional tender of Shares, complete the box captioned "Conditional Tenders".

     o If your Shares are being delivered by book-entry, complete the box captioned "Box Below for Use By Eligible Institutions Only".

     o Complete substitute Form W-9 to certify your tax identification number.

     o Sign the Letter of Transmittal in the box captioned "Sign Here" (in certain circumstances, signatures must be guaranteed in this box).

     You must deliver your Share certificates or comply with the book-entry delivery requirements. See Section 3 of the Offer to Purchase. These documents must be received by the Depositary, Registrar and Transfer Company, no later than 5:00 p.m. on March 1, 2002.

     If you are tendering Shares held by a broker, commercial bank, trust company or other nominee, you must complete the Instruction Letter as follows:

     o Indicate the number of Shares you want tendered by the broker, commercial bank, trust company or other nominee.

     o Check the box specifying the price at which you want your shares tendered in the box captioned "Price (in Dollars) Per Share at Which Shares are Being Tendered".

     o If you are an odd lot holder who is tendering all your Shares, complete the box captioned "Odd Lots".

     o If you want to make a conditional tender of Shares, complete the box captioned "Conditional Tenders".

     o Sign the Instruction Form and complete the address, phone number, date and tax identification number information.

     o Complete substitute Form W-9 to certify your tax identification number.

     o Forward the Instruction Form and substitute Form W-9 to the broker, commercial bank, trust company or other nominee in ample time to allow a tender on your behalf on or before the Expiration Date of the Offer. Please see Section 3 of the Offer to Purchase and the Letter of Transmittal for more details about how to tender Shares.

     If you want to tender your Shares but your share certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the Depositary before the Expiration Date, you can still tender your Shares, if all of the following conditions are satisfied:

     (1)  the tender is made by or through an Eligible Institution;

     (2) the Depositary receives by hand, mail, overnight courier or facsimile transmission, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form provided with Offer to Purchase, specifying the price at which Shares are being tendered, including (where required) signature guarantees by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

     (3) all of the following are received by the Depositary within three NASDAQ trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery:

          (i) one of (a) the certificates for the Shares or (b) a confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer described above,

          (ii) one of (a) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an Agent's Message as described above in the case of a book-entry transfer; and

          (iii)   any other documents required by the Letter of Transmittal.


Q. Is HCB Bancshares Making Any Recommendation As To Whether Shareholders Should Tender Their Shares?

A. Neither HCB Bancshares nor its Board of Directors makes any recommendation to any shareholder as to whether to tender all or any Shares. Directors, officers and employees of HCB Bancshares who own Shares may participate in this offer on the same basis as our other stockholders. We have been advised that one director and one executive officer are tendering Shares pursuant to this Offer; their tender of Shares is not intended to be a reflection of their views of HCB Bancshares or its long term prospects. We have also been advised that the respective trustees of the HCB Bancshares, Inc. Employee Stock Ownership Plan Trust, the HCB Bancshares, Inc. 1998 Stock Option Plan Trust, the HCB Bancshares, Inc. Management Recognition Plan Trust, the HEARTLAND Community Bank Executive Officers' Grantor Trust and the HEARTLAND Community Bank Non-Employee Directors' Grantor Trust do not intend to tender any Shares pursuant to this Offer. Each shareholder must make his or her own decision as to whether to tender Shares and, if so, how many to tender and at what price.

Q.   How Can I Get More Information?

A. If you have a question, please call our Information Agent/Dealer Manager, Keefe, Bruyette & Woods at (877) 298-6520, from 8:30 a.m. - 5:30 p.m., eastern time, Monday through Friday.

     This brochure is neither an Offer to Purchase nor a solicitation of an offer to sell securities. The Offer to Purchase the stock of HCB Bancshares is made only by the HCB Bancshares Offer to Purchase document dated January 31, 2002 and the accompanying Letter of Transmittal.

CONTACT: Cameron D.  McKeel, President
and CEO of HCB Bancshares, Inc.                                        Immediate
(870) 836-6841                                                  January 31, 2002






                       HCB BANCSHARES, INC. OFFERS TO BUY
                    UP TO 377,866 SHARES OF ITS COMMON STOCK

CAMDEN, ARKANSAS: HCB Bancshares, Inc. (NASDAQSC: HCBB) announced today that its Board of Directors has authorized the repurchase of up to 377,866 Shares of its common stock, $0.01 par value per (the "Shares"), which represents 20 percent of its 1,889,329 outstanding Shares. The repurchase will be made through a
"modified dutch auction tender." Under this procedure, HCB Bancshares stockholders will be given the opportunity to sell part or all of their Shares to HCB Bancshares at a price of not less than $12.75 per Share and not more than $14.75 per Share. This price range represents a 10.2 percent discount to a 3.9 percent premium to the January 30, 2002 closing price of $14.20 per Share. Based upon the minimum and maximum offering prices specified in the Offer, the aggregate purchase price, if 377,866 Shares are purchased, would range from $4.8 million to $5.6 million. The Offer to Purchase Shares will expire at 5:00 p.m. New York City time on March 1, 2002 unless extended by HCB Bancshares.

     Under the procedures for a modified dutch auction tender, stockholders may offer to sell all or a portion of the Shares they own at a price not more than the maximum price ($14.75) nor less than the minimum price ($12.75) specified in the tender. Upon the expiration of the Offer, HCB Bancshares will select the lowest purchase price that will allow it to buy 377,866 Shares. All Shares purchased in the Offer will receive the same price. If the number of Shares tendered is equal to or less than 377,866 Shares, the purchase price will be the highest price specified by tendering stockholders. If the number of Shares tendered is greater than the number sought, HCB Bancshares will select the lowest price that will allow it to buy the number of Shares it seeks.

     Cameron D. McKeel, HCB Bancshares' President and Chief Executive Officer, stated, "HCB Bancshares is making the tender Offer because its Board of Directors believes that the purchase of Shares pursuant to the Offer should have beneficial effects on stockholder value while maintaining a strong capital base to support the needs of our business and our customers. After studying a number of alternatives, we selected the modified dutch auction tender because it is a positive action that has the potential for improving stockholder returns in an expeditious manner. Based upon pro forma financial analyses, the purchase of Shares should have the effect of increasing earnings per Share and raising the return on stockholders' equity."

     HCB Bancshares, Inc. is a savings institution holding company based in Camden, Arkansas and has approximately $284.3 million in total assets. Its subsidiary bank, HEARTLAND Community Bank has six full-service banking offices located in Camden (2), Fordyce, Sheridan, Monticello, and Bryant, Arkansas.

     Keefe, Bruyette & Woods, Inc. will act as the Dealer Manager and Information Agent for the Offer, and Registrar and Transfer Company will be the Depositary for the Shares tendered. Questions to or requests for assistance may be directed to Keefe, Bruyette & Woods, Inc., toll free at (877) 298-6520.

     HCB Bancshares does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

This announcement is neither an Offer to Purchase nor a solicitation of an offer to sell Shares of HCB Bancshares, Inc. Common Stock. The Offer is made solely by the Offer to Purchase, dated January 31, 2002, and the related Letter of Transmittal, copies of which may be obtained from the Information Agent.

                               PRESS ANNOUNCEMENT



This announcement is neither an Offer to Purchase nor a solicitation of an offer to sell Shares of HCB Bancshares, Inc. Common Stock. The Offer is made solely by the Offer to Purchase, dated January 31, 2002, and the related Letter of Transmittal, copies of which may be obtained from the Information Agent.

                              HCB BANCSHARES, INC.

                                    Offers to

                  Purchase For Cash up to 377,866 Shares of its
                                  Common Stock

              At a Purchase Price Not Greater Than $14.75 Nor Less
                              Than $12.75 Per Share



           THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
                5:00 P.M., NEW YORK CITY TIME, ON MARCH 1, 2002,
                          UNLESS THE OFFER IS EXTENDED.


           The Information Agent and Dealer Manager for the Offer is:

                          KEEFE, BRUYETTE & WOODS, INC.
                               211 Bradenton Drive
                             Dublin, Ohio 43017-5034
                           (877) 298-6520 (toll free)